Exhibit 99.1

FX Alliance Inc. Appoints Four New Members to its Board of Directors

NEW YORK, NY, March 15, 2012 — FX Alliance Inc. (“FXall”) (NYSE: FX), the leading independent global provider of electronic foreign exchange trading solutions, today announced that it has expanded its board of directors to eight members and appointed Carolyn Christie, Kathleen Casey, Peter Tomozawa and James L. Fox to serve on the board, effective immediately.

“We are very pleased to have Carolyn, Kathleen, Peter and James join our board,” stated Phil Weisberg, chairman and chief executive officer of FXall.  “We look forward to leveraging their significant and extensive industry, financial and regulatory expertise to advance FXall in its next phase of growth and development.”

Carolyn Christie serves as Chief Operating Officer of Pareto Investment Management Limited, where she oversees trading, investment operations, technology, credit, legal, risk and compliance.  She is also a Director at the firm and sits on various internal committees including the risk and compliance committee and credit committee.  Ms. Christie joined Pareto at its inception in 1991 and was involved in the Company’s early adoption of electronic trading.  Before joining Pareto, Ms. Christie worked for the Swaps Group of Chase Manhattan Bank, where she was responsible for currency hedging.   Prior to this she worked with Robert Fraser and Partners Ltd, a small investment bank.  Ms. Christie received her B.A. from Bristol University.

Kathleen Casey is Senior Advisor at Potomak Global Partners in Washington, D.C.  Prior to this, she served as a Commissioner with the U.S. Securities and Exchange Commission.  Before that, Ms. Casey spent 13 years on Capitol Hill serving in various policy roles.  Ms. Casey is a member of the State of Virginia and District of Columbia bars, is an Adjunct Professor at George Mason University School of Law, a Distinguished Policy Fellow at the Center for Financial Markets and Policy at Georgetown University’s McDonough School of Business, and a member of the Library of Congress Trust Fund Board, the Public Company Accounting Oversight Board Advisory Council and the Federal Bar Association Securities Law Section Executive Council.  She received her J.D. from George Mason University School of Law, and her B.A. from Pennsylvania State University.

Peter Tomozawa is a retired Participating Managing Director of Goldman Sachs & Company, where he spent 17 years.  He was named a Managing Director in 2000 and a Partner in 2006. From 2004 to 2010, Mr. Tomozawa was Global Head of Foreign Exchange Sales, where he managed the distribution of foreign exchange products and was responsible for the product management and distribution of the firm’s foreign exchange electronic trading platform.  He also served on the firm’s credit policy committee.   Additionally, Mr. Tomozawa was a board member of CLSAS, a foreign exchange trade aggregation service company, and a member of the Federal Reserve Bank Foreign Exchange Committee.  Prior to joining Goldman Sachs, Mr. Tomozawa worked in the technology industry.  Mr. Tomozawa received his B.S. from the University of Michigan and an M.B.A. from the Wharton School of the University of Pennsylvania.

James L. Fox previously served as Chairman of FundQuest, Inc., a subsidiary of BNP Paribas Investment Partners, before it was acquired by Envestnet, Inc. in December 2011.  Prior to his appointment as Chairman, Mr. Fox served as President and CEO of FundQuest.  Before joining FundQuest, Mr. Fox was Executive Vice President and CFO of The BISYS Group, Inc.  He was also President and CEO of govONE Solutions.  Prior to this, Mr. Fox held a variety of executive leadership positions including CFO of Gomez, Inc., Vice Chairman of PFPC Worldwide, Inc., and President and CEO of First Data Investor Services Group.  Mr. Fox is currently a member of the board of directors of Pegasus Solutions, Inc. and has previously served as a board member of several private companies.  Mr. Fox participated in the Advanced Management Program at the Wharton School of the University of Pennsylvania and earned his M.B.A. from Suffolk University and his B.A. from the State University of New York.

About FXall

FXall is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FXall’s offices in New York, Boston, Washington, London, Zurich, Hong Kong, Tokyo, Singapore, Sydney and Mumbai serve the needs of active traders, asset managers, corporate treasurers, banks, broker-dealers and prime brokers.

Contacts:

Investor contact:

Julie Prozeller / Amy Pesante

FTI Consulting

Telephone: (212) 850-5747

fxall@fticonsulting.com

or

News media contact:

Dafina Grapci-Penney

Greentarget

Telephone: +44 20 7324 5486

Mobile: + 44 752 533 5733

dafina.grapci-penney@greentarget.co.uk